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                                                                    EXHIBIT 4.10

                           MOBILITY ELECTRONICS, INC.

                                CONVERSION NOTICE


To: The holders of 13% Bridge Promissory
Notes (the "Notes") of Mobility Electronics,
Inc. (the "Company")



     The Company hereby offers to each holder of Notes the opportunity to convert the principal of, and all accrued but unpaid interest on, the Notes into shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") at a price of $4.00 per share. In order to exercise this conversion offer, please complete and execute the attached Conversion Form, and deliver such Conversion Form, together with your original Note, on or prior to June 30, 1999. All conversions if properly completed and received by the Company on or prior to June 30, 1999, shall be deemed for purposes of conversion to have been received on June 30, 1999, so that the holders of the Notes so converted will receive the maximum number of shares of Common Stock issuable due to the interest accruing on such holder's Note.

If you have any questions or desire additional information, please do not hesitate to call me at (505)292-1624, Rick Winterich, our Chief Financial Officer, at (602)596-0061 x326 or Rick Dahlson, our legal counsel, at
(214)953-5896.


                    THIS OFFER WILL EXPIRE ON JUNE 30, 1999.


                                     Very truly yours,



                                     /s/ CHARLES R. MOLLO
                                     ----------------------
                                     Charles R. Mollo,
                                     Chief Executive Officer